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                                                                   EXHIBIT 10.12

                          CARIBOU COFFEE COMPANY, INC.

                              EMPLOYMENT AGREEMENT

                                       FOR

                                  AMY K. O'NEIL

      This is an Employment Agreement ("Agreement") entered into between Caribou Coffee Company, Inc., a Minnesota corporation (the "Company"), and Amy K. O'Neil, a resident of the State of Minnesota ("Employee"), the terms and conditions of which are as follows:

Section 1 EFFECTIVE DATE AND TERM OF EMPLOYMENT

      This Agreement shall be effective on July 1, 2005 (the "Effective Date"). Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for the period which starts on the Effective Date and ends on the second anniversary of such date; provided, however, this initial two year term automatically shall extend for one additional year on such second anniversary date and on each subsequent anniversary of such date unless the Company or Employee notifies the other pursuant to Section 6.1 that no such extension will be effected at least 90 days before such anniversary date. The employment term described in this
Section 1 shall be referred to in this Agreement as the "Term".

Section 2 TITLE, DUTIES AND RESPONSIBILITIES AND POWERS AND WORK SITE

      2.1. Title. Employee's title on the Effective Date shall be Senior Vice President of Store Operations.

      2.2. Duties and Responsibilities and Powers. Employee shall have such responsibilities, duties, and authorities as are assigned to her by the Chief Executive Officer in consultation with the Company's Board of Directors (the "Board"); provided that all such services and functions shall be reasonable, consistent with the position of Senior Vice President of Store Operations, and within Employee's area of expertise. Employee shall fulfill her duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company's policies and practices and the laws and regulations that apply to the Company's operation and administration. Employee shall devote her full business time and attention to the business and affairs of the Company and shall not be engaged in or employed by any other business enterprise without the written approval of the Board.

      2.3. Outside Activities. Employee shall have the right to serve on the board of directors of business, civic and charitable organizations as long as doing so has, in the judgment of the Board, no significant and adverse affect on the performance of her duties and responsibilities or the exercise of her powers under this Agreement. Employee shall not be engaged in or employed by any other business enterprise (other

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than those Employee was involved in as of the Effective Date and which have been approved by the Board) without the written approval of the Board.

Section 3 COMPENSATION AND BENEFITS

      3.1. Base Salary. Employee's gross annual base salary ("Base Salary") on the Effective Date shall be Two Hundred Fifty Thousand Dollars ($250,000) per year, which Base Salary shall continue to be payable in accordance with the Company's standard payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Employee's base salary shall be subject to annual review by the Board (or its compensation committee).

      3.2. Annual Bonus. Employee shall be eligible for a target annual bonus each fiscal year of fifty percent (50%) of her average Base Salary for such year as determined by the Board (or its compensation committee) based upon Company financial and other goals to be approved by the Board (or such committee) with each such target annual bonus payable within 75 days of the end of the applicable fiscal year; provided, however, that in 2005 Employee shall be entitled additionally to a portion of the 2005 Supplemental Bonus Plan available to certain vice-presidents; provided further, however, that any such bonus paid pursuant to the 2005 Supplemental Bonus Plan shall not apply for purposes of
Section 6.2(b)(2) of this Agreement and Section 1(a) of Exhibit A.

      3.3. Option Stock. As of the Effective Date, the Company shall grant Employee an option to purchase 100,000 shares of Company stock at an exercise price of $13.17 per share. This option shall vest over a four (4) year period, 25% in each year, in four equal annual installments, beginning on the first anniversary of the Effective Date, provided Employee is still employed by the Company on each such anniversary date.

      3.4. Employee Benefit Plans, Programs and Policies. Employee shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for the Company's similarly situated senior executives subject to the terms and conditions set forth in such plans, programs and policies.

Section 4 EXPENSE REIMBURSEMENT

      The Company, consistent with its business expenses and reimbursement policy, shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of her services during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's business expense reporting and reimbursement policies and applicable federal and state tax recordkeeping requirements.

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Section 5 PLACE OF PERFORMANCE

      Unless otherwise determined by the Board, Employee shall carry out her duties and responsibilities principally in and from the Brooklyn Center, Minnesota Company headquarters.

Section 6 TERMINATION OF EMPLOYMENT; RIGHTS ON TERMINATION

      6.1. General. The Company shall have the right to terminate Employee's employment at any time, and Employee shall have the right to resign at any time. However, any notice to the effect that there will be no extension of this Agreement pursuant to Section 1 shall not constitute a termination of Employee's employment or a resignation by Employee under Section 6 of this Agreement.

      6.2. Termination By The Company Other Than For Cause Or Disability Or By Employee For Good Reason.

            (a) If the Company terminates Employee's employment other than for Cause (as defined in Section 6.2(c)) or a Disability (as defined in Section 6.2(d)) before the end of the Term or Employee resigns for Good Reason (as defined in Section 6.2(e)) before the end of the Term, the Company shall pay Employee's then Base Salary and bonus, if any, which were due and payable on the date Employee's employment terminated.

            (b) If the Company terminates Employee's employment other than for Cause (as defined in Section 6.2(c)) or a Disability (as defined in Section 6.2(d)) before the end of the Term or Employee resigns for Good Reason (as defined in Section 6.2(e)) before the end of the Term and Employee signs the general release in substantially the form attached as Exhibit A, the Company (in lieu of any severance pay under any severance pay plans, programs or policies) in addition to the payments described in
      Section 6.2(a) shall continue for a period of eighteen (18) consecutive months to pay Employee:

                  (1) her Base Salary as in effect on the date Employee's
            employment terminates in accordance with the Company's normal payroll practices, and

                  (2) an amount equal to the product of (x) times (y) where (x)
            equals one and one-half times the most recent annual bonus paid to Employee by the Company and (y) equals the fraction "1/18",

provided, however, that if Employee is a "specified employee" as defined in
Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") at the time Employee has a "separation from service" as defined in Code
Section 409A(a)(2)(A)(i), the Company shall not make any payments provided by this Section 6.2(b) before the date which is six (6) months after the date of Employee's separation from service (or, if earlier, the date of the death of Employee).

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            (c) Cause. The term "Cause" as used in this Agreement shall mean:

                  (1) Employee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, dishonesty or misconduct with respect to, or disparagement of, the business affairs of the Company;

                  (2) Employee knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct which is reasonably likely to adversely affect the Company's business;

                  (3) There is any act or omission by Employee involving
            malfeasance or negligence in the performance of Employee's material duties and responsibilities under Section 2 or the exercise of Employee's powers under Section 2; or

                  (4) (a) Employee breaches any of the provisions of this
            Agreement or (b) Employee violates any Company policy or code of conduct if the consequence to such violation for any employee subject to such policy or code of conduct ordinarily would be a termination of her or her employment by the Company.

            (d) Disability. The term "Disability" as used in this Agreement means any physical or mental condition which renders Employee unable even with reasonable accommodation by the Company to perform the essential functions of Employee's job for at least a one hundred and eighty (180) consecutive day period and which makes Employee eligible to receive benefits under the Company's long term disability plan as of the date the Employee's employment terminates.

            (e) Good Reason. The term "Good Reason" as used in this Agreement shall mean:

                  (1) A material reduction in Employee's position, authority, duties or responsibilities;

                  (2) A reduction in Employee Base Salary under Section 3.1;

                  (3) A failure by the Company to maintain or substitute a
            benefit program that is material to Employee's overall compensation;

                  (4) The Company transfers Employee's primary work site more than 50 miles (measured along a straight line) from 3900 Lakebreeze Avenue, Brooklyn Center, Minnesota 55429, Employee's primary work site on the Effective Date, or, if Employee subsequently consents in writing to such a transfer under this Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than 50 miles (measured along a straight line) from Employee's

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            then current primary work site unless such new primary work site is closer (measured along a straight line) to Employee's primary residence than Employee's then current primary work site; or

                  (5) A material breach of the terms or conditions of this
            Agreement by the Company which the Company fails to promptly correct within 30 days after Employee gives written notice of such failure to the Chairman of the Board.

      6.3. Termination By The Company For Cause or By Employee Other Than For Good Reason. If the Company terminates Employee's employment for Cause or Employee resigns other than for Good Reason, the Company's only obligation to Employee under this Agreement shall be to pay Employee's Base Salary and bonus, if any, which were due and payable on the date Employee's employment terminated.

      6.4. Termination for Disability or Death.

            (a) General. The Company shall have the right to terminate Employee's employment on or after the date Employee has a Disability, and Employee's employment shall terminate at Employee's death.

            (b) Base Salary and Bonus. If Employee's employment terminates under this Section 6.4, the Company's only obligation under this Agreement shall be to pay Employee or, if Employee dies, Employee's estate, the Base Salary and bonus, if any, which were due and payable on the date Employee's employment terminated.

      6.5. Accrued Obligations and Other Benefits. Employee upon Employee's termination of employment for any reason provided under this Agreement shall have the right to receive any benefits payable under the Company's employee benefit plans, programs and policies which Employee otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies independent of Employee's rights under this Agreement; however, if a payment is made to Employee under Section 6.2, such payment shall be in lieu of any severance pay under any severance pay plan, program or policy. No other compensation or benefits will be due or payable to Employee subsequent to termination, except as provided by law or this Agreement.

      6.6. Provisions that Survive Termination of Agreement. All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of a termination of Employee's employment, except that (i) the Company's obligations under this Section 6 shall survive such termination in accordance with its terms and (ii) Employee's obligations under Sections
8, 16, and 17 shall survive such termination in accordance with their terms.

      6.7. Right to Offset. In the event of any termination of Employee's employment under this Agreement for any reason, the Company's obligation to make any payments under this Agreement shall be subject to offset for, among other items, any loans or

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other obligations that Employee has to the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable withholdings.

      6.8. Limitation on 280G Compensation; Gross Up Payment for Golden Parachute Excise Taxes Before a Qualified Public Offering. All payments and compensation paid or payable to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) that are payable before a Qualified Public Offering as that term is defined in the Caribou Coffee Company, Inc. 2001 Stock Option Plan ("2001 Stock Option Plan") and that would be included in the calculation of a "parachute payment" to Employee as defined in Code Section 280G(b)(2) are referred to in this Section 6.8 as "280G Compensation." The amount equal to three times Employee's "base amount" (as defined in Code Section 280G(b)(3)), less one hundred dollars ($100.00), shall be referred to in this Section 6.8 as the "280G Limit."

      Regardless of the outcome of the shareholder vote described below in this
Section 6.8, Employee will be entitled to receive the amount of 280G Compensation that does not exceed the 280G Limit. In accordance with the shareholder approval requirements of Code Section 280G(b)(5), the Company may seek shareholder approval with respect to Employee's right to receive the amount of 280G Compensation, if any, that exceeds the 280G Limit. If such shareholder approval is not obtained, Employee shall not be entitled to receive the amount of 280G Compensation, if any, that exceeds the 280G Limit.

      If the foregoing shareholder approval is obtained and payment of the 280G Compensation is made, and following such payment it is determined by the Company's independent accountants or the Internal Revenue Service that the shareholder approval requirements of Code Section 280G(b)(5) were not satisfied or for any other reason an excise tax would be assessed with respect to some or all of the 280G Compensation under Code Section 4999, Employee agrees to repay to the Company, or its successor, upon demand the amount of 280G Compensation which he received that exceeds the 280G Limit but shall not be required to repay more than $50,000. Employee's obligation to repay 280G Compensation up to $50,000 shall not apply unless the repayment would reduce the amount of 280G Compensation below the 280G Limit. If the repayment of the 280G Compensation as described herein would not avoid the assessment of an excise tax under Code
Section 4999, Employee shall be entitled to retain the 280G Compensation and receive a Gross Up Payment (as defined herein) from the Company or its successor promptly after either: (i) the Company's independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee's being subject to an excise tax under Code
Section 4999, or (ii) such an excise tax is assessed against Employee, and the Employee takes such action (in addition to any repayment of 280G Compensation as provided herein) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax.

      The term "Gross Up Payment" as used in this Agreement shall mean a payment to or on behalf of Employee which shall be sufficient to pay (i) 100% of any excise tax

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described in this Section 6.8, (ii)100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional excise or other taxes on such payment, and
(iii) 100% of any interest or penalties assessed by the Internal Revenue Service on Employee which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Employee's willful misconduct or negligence with respect to such timely payment).

      Any determinations under Sections 6.8 and 6.9 shall be made in accordance with Code Section 280G and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. If the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (in addition to any repayment of 280G Compensation as provided herein), the Company or its successor shall provide Employee with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

      6.9. Limitation on Post QPO 280G Compensation; Gross Up Payment for Golden Parachute Excise Taxes After a Qualified Public Offering. All payments and compensation paid or payable to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) that are payable after a Qualified Public Offering ("Post QPO") and that would be included in the calculation of a "parachute payment" (as defined in Code Section 280G(b)(2)) to Employee are referred to in this Section 6.9 as "Post QPO 280G Compensation." The amount equal to three times Employee's "base amount" (as defined in Code
Section 280G(b)(3)), less one hundred dollars ($100.00), shall be referred to in this Section 6.9 as the "Post QPO 280G Limit."

      If payment of the Post QPO 280G Compensation is made, and following such payment it is determined by the Company's independent accountants or the Internal Revenue Service that an excise tax would be assessed with respect to some or all of the Post QPO 280G Compensation under Code Section 4999, Employee agrees to repay to the Company, or its successor, upon demand the amount of Post QPO 280G Compensation which he received that exceeds the Post QPO 280G Limit but shall not be required to repay more than $50,000. Employee's obligation to repay Post QPO 280G Compensation up to $50,000 shall not apply unless the repayment would reduce the amount of Post QPO 280G Compensation below the Post QPO 280G Limit. If the repayment of the Post QPO 280G Compensation as described herein would not avoid the assessment of an excise tax under Code Section 4999, Employee shall be entitled to retain the Post QPO 280G Compensation and receive a Gross Up Payment from the Company or its successor promptly after either: (i) the Company's independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee's being subject to an excise tax under Code Section 4999, or (ii) such an excise tax is assessed against Employee, and the Employee takes such action (in addition to any repayment of Post QPO 280G

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Compensation as provided herein) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax.

Section 7 ACCELERATION OF EQUITY AWARDS

      Contemporaneously with the occurrence of a Change of Control (as defined below), the Board (or its compensation committee) will accelerate, if not automatically accelerated pursuant to the terms of the awards, all outstanding stock option and restricted stock grants previously granted to Employee under any then existing Company stock option, stock appreciation, or other employee equity incentive plan that are not otherwise exercisable by Employee at the time the Change of Control occurs. "Change of Control" shall have the meaning assigned the term "Change of Control Event" in the 2001 Stock Option Plan as in effect on the Effective Date.

Section 8 COVENANTS BY EMPLOYEE

      8.1. Company Property.

            (a) General. Employee upon the termination of Employee's employment for any reason or, if earlier, upon the Company's request shall promptly return all Property (as defined in Section 8.1(b)) which had been entrusted or made available to Employee by the Company and, if any copy of any such Property was made by, or for, Employee, each and every copy of such Property.

            (b) Property. The term "Property" means all records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, and other property delivered to or compiled by Employee by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the Business of the Company (as defined in Section 8.5(b)(3)) (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control.

      8.2. Trade Secrets.

            (a) General. Employee agrees that Employee will hold in a fiduciary capacity for the benefit of the Company, and will not directly or indirectly use or disclose to any person not authorized by the Company, any Trade Secret (as defined in Section 8.2(b)) of the Company that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee's employment by the Company for so long as such information remains a Trade Secret.

            (b) Trade Secret. The term "Trade Secret" for purposes of this Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans,

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      product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

            (c) Additional Rights. This Section 8.2 is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

      8.3. Confidential Information.

            (a) General. Employee while employed under this Agreement and thereafter during the Restricted Period (as defined in Section 8.4) shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose to any person not authorized by the Company, any Confidential Information (as defined in Section 8.3(b)) of the Company that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee's employment by the Company.

            (b) Confidential Information. The term "Confidential Information" for purposes of this Agreement means any secret, confidential or proprietary information possessed by the Company relating to its business, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company.

            (c) Additional Rights. This Section 8.3 is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of confidential information.

      8.4. Restricted Period. The term "Restricted Period" for purposes of this Agreement shall mean the eighteen (18) consecutive month period which begins on the date Employee's employment terminates for any reason.

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      8.5. Noncompetition and Nonsolicitation of Customers or Employees.

            (a) During the Restricted Period, Employee shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                  (i) engage, within the Territory, as an officer, director, owner, partner, member, joint venturer, or in a senior managerial capacity (whether as an employee, independent contractor, or consultant), in any business engaged in the Business of the Company, notwithstanding anything in this Section 8.5 to the contrary, nothing herein shall prohibit Employee from owning or acquiring a passive investment of five percent (5%) or less of the outstanding capital stock of a publicly held corporation or organization engaged in the Business of the Company in the Territory, provided that Employee does not, directly or indirectly, participate in the management or operation of such publicly held corporation or organization; or

                  (ii) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of the Company or the Associated Companies (as defined below) for the purpose of terminating or limiting such individual's relationship with the Company or the Associated Companies with whom Employee had contact during the course of her employment with the Company; or

                  (iii) solicit or attempt to solicit any business of the Company from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a commercial customer of the Company, with whom Employee had contact (through sales calls, presentations, or other business dealings) during the course of employment with the Company; or

                  (iv) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of a material supplier of the Company who, as of or within the prior twelve (12) months is or was a material supplier of the Company with whom Employee had contact through business dealings during the course of her employment with the Company.

            (b) For purposes of Section 8.5.

                  (1) References to "the Territory" shall mean the 5 mile radius surrounding each store owned, licensed or franchised by the Company or Associated Companies as listed on the Company's website, cariboucoffee.com (or any successor website), including stores under construction, locations which the Company is negotiating to lease, acquire or develop for a store and locations where the Company is actively considering opening a store at the time of Employee's termination.

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                  (2) References to "the Associated Companies" shall mean the
            Company's direct and indirect subsidiaries and any company in which the Company has a twenty percent or greater ownership interest.

                  (3) References to "the Business of the Company" shall mean the operation of retail coffee shops, the retail sale of coffee products in stores or online, commercial office coffee service and the wholesale distribution of coffee products for retail, institutional and commercial markets.

            (c) The covenants in this Section 8.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 8.5 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

            (d) All of the covenants in this Section 8.5 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

            (e) Employee has carefully read and considered the provisions of this Section 8.5 and, having done so, agrees that the restrictive covenants in this Section 8.5 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 8.

      8.6. Remedy for Breach. Employee agrees that the remedies at law of the Company for any actual or threatened breach by Employee of the covenants in this
Section 8 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 8, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 8 or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Employee acknowledges and agrees that the covenants in this Section 8 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Employee, and that the existence of any claim or cause of action by Employee against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants. In the event Employee violates the provisions in this Section 8, he shall immediately repay any payments made to her under Section 6.2(b) and

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Employee shall forfeit her right to any additional payments to be made to her under Section 6.2(b); provided, however, if Employee violates Section 8.3 or
Section 8.5 but does not violate any of the other provisions on this Section 8, her obligation to repay any payments made to her under Section 6.2(b) shall be limited to a fraction of the total amount of such bonuses and other payments paid, where the numerator of the fraction equals the number of days remaining in the Restricted Period when he first violates Section 8.3 or Section 8.5, and the denominator equals 547.

Section 9 NOTICES

      Notices and all other communications shall be in writing, be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail and addressed to:.

            To the Company:               Caribou Coffee Company, Inc.
                                          Attn: Chief Financial Officer
                                          3900 Lakebreeze Avenue
                                          Brooklyn Center, Minnesota 55429
                                          Telephone No.: (763) 592-2200
                                          Facsimile No.: (763) 592-2300

            With a copy to:               Arcapita, Inc.
                                          Attn.: Mr. Charles H. Ogburn
                                          75 Fourteenth Street, 24th Floor
                                          Atlanta, Georgia 30309
                                          Telephone No.: (404) 920-9000
                                          Facsimile No.: (404) 920-9001

            To Employee:                  Ms. Amy K. O'Neil
                                          Caribou Coffee Company, Inc.
                                          3900 Lakebreeze Avenue
                                          Brooklyn Center, Minnesota 55429
                                          Telephone No.: (763) 592-2200
                                          Facsimile No.: (763) 592-2300

            With a copy to:               Ms. Amy K. O'Neil
                                          4610 East Lake Street, #318
                                          Minneapolis, Minnesota 55406
                                          Telephone No.: (612) 920-3120

Section 10 NO WAIVER

      Except for the notice described in Section 9, no failure by either the Company or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

Section 11 CHOICE OF LAW AND COURTS

      This Agreement shall be governed by Minnesota law (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction), and (subject to Section 15) any action that may be brought by either the Company or Employee involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in the state or federal courts sitting in Minneapolis, Minnesota, and Employee consents and waives any objection to personal jurisdiction and venue in these courts for any such action.

Section 12 ASSIGNMENT AND BINDING EFFECT

      This Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee's employment under this Agreement. Employee's rights and obligations under this Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Employee shall be null, void, and of no legal effect.

Section 13 OTHER AGREEMENTS

      This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Employee's employment relationship with the Company, and this Agreement constitutes the entire agreement of the Company and Employee with respect to such terms and conditions.

Section 14 AMENDMENT

      Except as provided in Section 15, no amendment or modification to this Agreement shall be effective unless it is in writing and signed by the Company and by Employee.

Section 15 SEVERABILITY

      If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Agreement, as may be required under applicable law, and this Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

Section 16 ARBITRATION

      The Company shall have the right to obtain an injunction or other equitable relief arising out of the Employee's breach of the provisions of
Section 8 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement shall be settled by binding arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Employee's employment, Employee's sole remedy shall be arbitration and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement. No punitive damages may be awarded to Employee. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The Company shall be responsible for paying all reasonable fees of the arbitrator.

____________________
Employee's
Initials

Section 17 CODE Section 409A

      The Company intends that this Agreement meet the requirements of paragraphs (2), (3) and (4) of Code Section 409A(a) of the Code (and any successor provisions of the Code) and the regulations and other guidance issued thereunder (the "Requirements") and be operated in accordance with such Requirements so that benefits under this Agreement shall not be included in income under Code Section 409A. Any ambiguities in this Agreement shall be construed to effect the intent as described in this Section 17. If any provision of this Agreement is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from this Agreement, and this Agreement shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

Section 18 COUNTERPARTS

      This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

Section 19 HEADINGS; REFERENCES

      The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference to a section (Section) shall be to a section (Section) of this Agreement absent an express statement to the contrary in this Agreement.

      IN WITNESS WHEREOF, the Company and Employee have executed this Agreement in multiple originals to be effective on the Effective Date.

                                   CARIBOU COFFEE COMPANY, INC.

                                   /s/ Michael J. Coles
                                   ---------------------------------------------

                                   By: Michael J. Coles

                                   Title:  Chief Executive Officer and President

                                   This 18 day of July, 2005

                                   EMPLOYEE

                                   /s/ Amy K. O'Neil
                                   ---------------------------------------------

                                   Amy K. O'Neil

                                   This 18 day of July, 2005

                                    EXHIBIT A

                     GENERAL RELEASE AND COVENANT NOT TO SUE

      This GENERAL RELEASE AND COVENANT NOT TO SUE (the "Release") is made as of ________________ _____, ____ (the "Release Date") by and between Caribou Coffee Company, Inc. (the "Company") and Amy K. O'Neil ("Employee").

1. In consideration of the payments equal to one and one-half times

      (a) Employee's current annual Base Salary (as defined in the Agreement dated July __, 2005 by and between the Company and the Employee; the "Agreement"), plus

      (b) the most recent annual bonus paid to Employee prior to the date of termination,

the sufficiency of which consideration the parties hereby acknowledge, Employee hereby releases, discharges, and covenants not to sue the Company, its predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, employees, officers, directors, shareholders, representatives, benefits plans and benefits plans administrators, attorneys, or agents (collectively referred to herein as "Releasees"), collectively, separately, and severally, from or for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; the Minnesota Human Rights Act; Minn. Stat. Section 181.81; the Minneapolis Code of Ordinances; wrongful discharge; violation of Minn. Stat. Section 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which she, her heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees for any reason whatsoever. Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by her to exist.

2. Employee also hereby knowingly and voluntarily releases and discharges Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), which Employee, Employee's heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by her.

3. Employee further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by her or on her behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

4. This Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company, or to any payments to which Employee is or may hereafter be entitled under Paragraphs 6(a) or 6(b), as applicable, of the Agreement. Employee's release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute Section 302A.521, any other applicable statute or regulation, or the Company's by-laws.

5. Employee hereby acknowledges and represents that (a) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement,
(b) the Company has advised or hereby advises her in writing to consult with an attorney prior to executing this Agreement, and (c) he has received valuable and good consideration to which he is otherwise not entitled in exchange for her execution of this Agreement.

6. Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the fifteenth (15th) day after it is executed by Employee ("Effective Date") and that Employee may revoke this Agreement at any time before the Effective Date. Employee has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested.

            Proper Notice Address for Revocation Purposes

            Caribou Coffee Company, Inc.
            Attn: Chief Financial Officer
            3900 Lakebreeze Avenue
            Brooklyn Center, Minnesota 55429

7. Employee agrees that he has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest he may have in the released claims.

8. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Minnesota without regard to choice of law principles.

EMPLOYEE:

______________________________________    ______________________________________
Amy K. O'Neil                             Date

CARIBOU COFFEE COMPANY, INC.

______________________________________    ______________________________________
By: __________________________________    Date
Title: _______________________________

                                     - 3 -